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                                                                    Exhibit 99.2

                                ESCROW AGREEMENT

   ESCROW AGREEMENT dated as of [   ], by and among Sycamore Networks, Inc., a
Delaware corporation (the "Buyer"), G. Felda Hardymon, solely in his capacity as stockholder representative (the "Stockholder Representative") of the stockholders of Sirocco Systems, Inc., a Delaware corporation (the "Company"), immediately prior to the Effective Time, all of whom or which are listed on
Schedule I hereto (the "Company Stockholders"), and [     ], as escrow agent
(the "Escrow Agent").

   The Buyer, Tropical Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Buyer ("Sub"), and the Company are parties to that certain Agreement and Plan of Merger dated as of June 5, 2000 (the "Merger Agreement"), which provides, upon the terms and subject to the conditions set forth therein, for the merger (the "Merger") of Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of the Buyer.

   The Closing under the Merger Agreement is taking place concurrently with the execution and delivery of this Escrow Agreement.

   This Escrow Agreement and the escrow arrangements set forth herein are part of the terms and conditions of the Merger and have been entered into for the purpose of carrying the Merger into effect. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. The Escrow Agent's rights and duties are defined solely by this Escrow Agreement.

   In consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Stockholder Representative and the Escrow Agent hereby agree as follows:

   1. Establishment of Escrow.

   (a) Schedule I hereto sets forth the name and address of each Company Stockholder, the number of Escrow Shares initially deposited in escrow on such Company Stockholder's behalf, and such Company Stockholder's Pro Rata Interest (as defined in Section (c) below). Concurrently with the execution and delivery of this Escrow Agreement, (i) the Buyer has delivered to the Escrow Agent a stock certificate representing the aggregate number 2,837,868 of Escrow Shares, determined as provided in Section 2.1(b) of the Merger Agreement. The Escrow Agent hereby acknowledges receipt of such certificate representing the Escrow Shares. The Escrow Agent shall hold the Escrow Shares, and any dividends or other distributions on the Escrow Shares and other securities or property into which the Escrow Shares may be converted or reclassified into or exchanged for, in escrow, in its name or the name of its nominee, in accordance with this Escrow Agreement. The Escrow Shares and any sum dividends, distributions, other securities or property and any other assets received and held in Escrow by the Escrow Agent hereunder in accordance with the terms hereof are referred to herein as the "Escrow Materials." The Escrow Materials shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto or any Company Stockholder.

   (b) The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Escrow Materials. The Escrow Agent shall be under no obligation to preserve, protect or exercise rights in the Escrow Shares, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform and observe such duties on its part as are expressly set forth in this Escrow Agreement.

   (c) Each Company Stockholder's Pro Rata Interest as set forth on Schedule I shall be equal to a fraction (expressed as a percentage), the numerator of which shall be the number of Escrow Shares initially deposited in escrow on such Company Stockholder's behalf, and the denominator of which shall be the total number of Escrow Shares initially deposited in escrow on behalf of all Company Stockholders. Any cash, securities or

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other property distributed with respect to, or in exchange for, Escrow Shares shall be allocable to the respective Company Stockholders, and any Escrow Shares or Escrow Funds (as defined herein) released or distributed to the respective Company Stockholders pursuant to this Escrow Agreement shall be released or distributed, on the basis of the Company Stockholders' respective Pro Rata Interests.

   (d) The Escrow Materials shall not be assignable or transferable, other than by operation of law or as otherwise provided herein. Notice of any such assignment or transfer by operation of law (including the name and address of the assignees or transferees and the nature of the assignment or transfer) shall be given to the Escrow Agent and the Buyer, and upon receipt of such notice the Escrow Agent shall make appropriate adjustments to its records.

   2. Dividends and Distributions on Escrow Shares.

   (a) Until distributed pursuant Section 8, all cash dividends and other cash distributions, if any, on the Escrow Shares (such cash dividends and other cash distributions are referred to herein as the "Escrow Funds") shall be invested by the Escrow Agent at, and pursuant to, the written direction of the Stockholder Representative in Eligible Investments (as defined below), and the Escrow Agent shall not be responsible or liable for any loss accruing from any investment made in accordance herewith and the Escrow Agent shall hold any noncash dividends and other noncash distributions on the Escrow Shares which shall be deemed to constitute Escrow Shares for all purposes of this Escrow Agreement. All earnings received from the investment of the Escrow Funds shall be credited to, and shall become a part of, the Escrow Funds (and any losses on such investments shall be debited to the Escrow Funds). The Escrow Agent shall have no liability for any investment losses, including any losses on any investment required to be liquidated prior to maturity in order to make a payment required hereunder.

   (b) "Eligible Investments" shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) obligations (including certificates of deposit and banker's acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (iii) repurchase obligations for underlying securities of the type described in clause (i); or (iv) shares of money market funds at least 95% of the assets of which constitute obligations of the type described in clause (i) above. No investment shall have a term of more than 90 days. If otherwise qualified, obligations of the Escrow Agent shall qualify as Eligible Investments.

   3. Tax Treatment and Allocation. Dividends and other distributions on the Escrow Materials and earnings thereon will be allocable for tax purposes to the Company Stockholders in proportion to their respective Pro Rata Interests and the Company Stockholders will include such allocations in their gross income for federal, state and local income tax purposes and pay any tax resulting therefrom. The Stockholder Representative shall use commercially reasonable efforts to provide the Escrow Agent with a certified tax identification number for each Company Stockholder by arranging for execution and return of a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent, unless such information has been previously provided to the Escrow Agent, prior to the date on which any such allocation is made. The Escrow Agent will be permitted to withhold and pay to the appropriate taxing authority any amount of the Escrow Funds and earnings thereon that the Escrow Agent in its determination believes is required to be withheld and paid to the applicable taxing authority.

   4. Tax Indemnification. Each Company Stockholder: (i) assumes any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of Escrow Funds, or performance of other activities under this Escrow Agreement with respect to the Escrow Shares to the extent of the Pro Rata Interest of such Company Stockholder therein; and (ii) shall indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under this Escrow Agreement

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with respect to the Escrow Shares (other than as a result of the Escrow Agent's gross negligence or intentional misconduct) to the extent of the Pro Rata Interest of such Company Stockholder therein, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.

   5. Voting of Escrow Shares. The Buyer shall furnish to the Stockholder Representative, who shall use reasonable efforts to forward to each Company Stockholder, copies of all notices, proxies and proxy materials in connection with each meeting of the holders of Buyer Common Stock. The Escrow Agent shall vote or cause to be voted Escrow Shares, to the extent of each such Company Stockholder's Pro Rata Interest, as directed in writing by the Stockholder Representative on behalf of each Company Stockholder. The Stockholder Representative shall use reasonable efforts to give such directions to the Escrow Agent to the extent so instructed in writing by the respective Company Stockholders. In the absence of written instructions from the Stockholder Representative on behalf of a Company Stockholder, the Escrow Agent shall not vote Escrow Shares to the extent of such Company Stockholder's Pro Rata Interest therein.

   6. Claims Against Escrow Shares.

   (a) At any time or times prior to the earlier to occur of (i) 5:00 p.m. Boston time on the first anniversary of the Effective Time or (ii) the date of the issuance of the first independent audit report on the Buyer's financial statements after the Effective Time hereof which financial statements include the financial results of the Company (the "Escrow Release Date"), the Buyer may make claims against the Escrow Materials for amounts due for indemnification under Section 8.2 of the Merger Agreement by delivering to the Stockholder Representative (with a copy to the Escrow Agent) a copy of the notice (the "Section 8.5 Notice") given by the Buyer, the Surviving Corporation, or their respective directors, officers, employees, agents, affiliates or assigns (collectively, the "Buyer Indemnified Persons") pursuant to Section 8.5 of the Merger Agreement. If the Stockholder Representative does not dispute such claim in accordance with Section 7, such claim shall be deemed to have been acknowledged and, subject to Section 6(b), to be payable from the Escrow Materials in the full amount of the Loss (as defined in the Merger Agreement) set forth in the copy of the Section 8.5 Notice (the "Stated Loss") and the Escrow Agent shall pay such amount of the Stated Loss to Buyer as soon as practicable after expiration of the 20 business day dispute period provided for in Section 7. The Escrow Agent shall effect such payment of Escrow Materials to the Buyer by releasing Escrow Materials with a value equal to the amount of the Stated Loss to Buyer; with respect to Escrow Materials, released which are Escrow Shares, the Escrow Agent shall surrender the certificate(s) representing the Escrow Shares to the Buyer's transfer agent for cancellation with instructions to issue a new certificate to the Escrow Agent for the number of Escrow Shares remaining after giving effect to the amount of the Stated Loss. If the amount of the claim exceeds the aggregate value of the Escrow Materials, the Escrow Agent shall have no liability or responsibility for any deficiency. The value per share of the Escrow Shares for purposes of this Escrow Agreement shall be $84.5705 (the "Agreed Share Value"). Any payment to be made to the Buyer by the Escrow Agent in Escrow Shares shall be calculated by dividing the amount of the Stated Loss to which such claim relates by the Agreed Share Value. Any payment to the Buyer in Escrow Shares shall reduce the number of Escrow Shares held in escrow on behalf of each Company Stockholder in proportion to such Company Stockholder's Pro Rata Interest. All claims paid out of the Escrow Shares shall be rounded to the nearest whole share. For purposes of this Escrow Agreement, the fair market value of any securities or property (other than Buyer Common Stock which shall be valued at the Agreed Share Value) which constitute Escrow Materials hereunder shall be reasonably determined by the Buyer in good faith.

   (b) Notwithstanding the foregoing or any other provision of this Escrow Agreement, no claim shall be paid out of the Escrow Materials until the aggregate amount of all such claims (i) to the extent deemed to have been acknowledged to be payable from the Escrow Materials as provided in Section 6(a) and/or (ii) to the extent resolved or settled as contemplated by Section 7, exceeds $1,000,000, after which, the entire amount of all such claims (including such initial $1,000,000) shall be paid out of the Escrow Materials.

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   7. Disputed Claims.

   (a) The Stockholder Representative may dispute any claim (a "Claim Dispute") noticed by the Buyer pursuant to Section 6 by giving written notice thereof (the "Response Notice") to the Escrow Agent (with a copy to the Buyer), which Response Notice must be given to the Escrow Agent within 20 business days after the date the Escrow Agent receives the copy of the Section 8.5 Notice to the Escrow Agent. In the event of a Claim Dispute, the Escrow Agent shall allocate a portion of the Escrow Materials equal to the amount of the Stated Loss set forth in the copy of the Section 8.5 Notice (the "Set Aside Amount") calculated using the Agreed Share Value. No distribution of Escrow Materials allocated to a Set Aside Amount shall be made by the Escrow Agent to the Buyer or to the Company Stockholders until either (a) such Claim Dispute has been resolved as evidenced by a written notice executed by the Buyer and the Stockholder Representative instructing the Escrow Agent as to the distribution of the Escrow Materials allocated to such Set Aside Amount or portion thereof or
(b) the Escrow Agent receives a copy of the written decision of an arbitrator settling the Claim Dispute pursuant to paragraph (b) below.

   (b) In the event of a Claim Dispute, the Buyer and the Stockholder Representative shall first make a good faith effort to settle the matter themselves. If they do not settle the matter within forty-five (45) days of the delivery of the Response Notice, either the Buyer or the Stockholder Representative shall have the right, by delivery of written notice thereof (the "Arbitration Notice") to the other party, to submit the matter to binding arbitration in Boston, Massachusetts. All matters so submitted to arbitration shall be settled by three (except as otherwise provided below) arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Stockholder Representative and the Buyer shall each designate one arbitrator within twenty (20) days of the delivery of the Arbitration Notice. If either the Stockholder Representative or the Buyer fails to timely designate an arbitrator, the matter shall be resolved by the one arbitrator timely designated. The designated arbitrators shall mutually agree upon and designate a third arbitrator; provided, however, that failing such agreement within thirty (30) days of delivery of the Arbitration Notice, the third arbitrator shall be appointed in accordance with the AAA Rules. The Company Stockholders and the Buyer shall be responsible for the payment of the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The Stockholder Representative and the Buyer shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within sixty (60) days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Buyer is entitled to receive Escrow Materials pursuant to the applicable terms of the Merger Agreement and this Escrow Agreement and, if so, the amount of such Escrow Materials. In no event will the arbitrators' decision include any award for punitive damages. The final decision of the majority of the arbitrators shall be furnished to the Stockholder Representative, the Buyer and the Escrow Agent in writing and shall constitute a conclusive determination of the matter in question, binding upon the Stockholder Representative, the Company Stockholders, the Buyer and the Escrow Agent and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. Except as otherwise set forth herein, all costs and expenses of any proceeding described in this paragraph 7(b) shall be borne by the losing party in any such proceeding (with costs and expenses to be assessed and assigned by the arbitrator or arbitrators in the event of an arbitration in which there is no losing party) and, if the losing party is the Stockholder Representative, such costs and expenses shall constitute Losses incurred or suffered by the Buyer within the meaning of Section 8.2 of the Merger Agreement; provided, however, that if the value of the remaining Escrow Materials is less than the amount of such Losses, the Company Stockholders shall forthwith pay to the Buyer in cash the full amount of such excess. Notwithstanding the foregoing provision of this Section 7(b), it is agreed that if a Set Aside Amount is less than $1,000,000, any arbitration with respect to such Set Aside Amount shall be conducted by a single arbitrator (rather than three arbitrators) appointed by mutual agreement of the Stockholder Representative and the Buyer or, failing such agreement within twenty (20) days of delivery of the Arbitration Notice, appointed in accordance with the AAA Rules.

   8. Termination

   On the Escrow Release Date, the Escrow Agent shall deliver the remaining Escrow Materials to the Company Stockholders according to their respective Pro Rata Interests, provided that the Escrow Agent shall

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retain and continue to hold in escrow all Escrow Materials then allocated to
Set Aside Amounts until such time or times as all or any portion of such allocated Escrow Materials may be distributed pursuant to Section 7 and any such distribution shall be pro rata based on the Company Stockholders' respective Pro Rata Interests. The Escrow Agent shall effect the delivery of Escrow Materials to the Company Stockholders by delivering the certificate(s) representing the Escrow Shares to the transfer agent for cancellation with instructions to return a certificate for retained shares and issue new certificates in the names of the various Company Stockholders. The Escrow Agent shall effect the delivery of Escrow Funds to the Company Stockholders through the means agreed to by the parties hereto prior to the time of any such delivery. Company Stockholders will not receive fractional shares upon delivery of the remaining Escrow Shares. Any fractional shares which the Company Stockholders would otherwise be entitled to receive upon delivery of the remaining Escrow Shares shall be aggregated into whole shares and delivered by the Escrow Agent to the Buyer (the "Redelivered Shares"). The Buyer will then deliver to each Company Stockholder an amount in cash equal to such Company Stockholder's pro rata interest in the Redelivered Shares, valuing the Redelivered Shares for this purpose at the Average Buyer Common Stock Price. This Escrow Agreement shall terminate upon the later of the Escrow Release Date or the distribution of all the Escrow Materials in accordance with this Escrow Agreement, provided that Sections 4, 9 and 10 shall survive termination of this Escrow Agreement.

   9. The Escrow Agent.

   (a) Notwithstanding anything herein to the contrary, the Escrow Agent shall promptly dispose of all or any part of the Escrow Shares as directed by a writing jointly signed by the Stockholder Representative and the Buyer. The reasonable fees and expenses of the Escrow Agent in connection with the preparation of this Escrow Agreement and its execution and performance of this Escrow Agreement as set forth on Schedule II hereto shall be borne by the Buyer. The Escrow Agent shall not be liable for any act or failure to act under this Escrow Agreement, including any and all claims made against the Escrow Agent as a result of its holding the Escrow Materials in its own name, except for its own gross negligence or willful misconduct. The Escrow Agent shall not be liable for, and the Buyer and the Company Stockholders shall, jointly and severally, indemnify and hold harmless the Escrow Agent against any losses or claims (including reasonable out-of-pocket expenses and attorney fees) arising out of any action taken or omitted hereunder and reasonable costs of investigation and counsel fees and expenses which may be imposed on the Escrow Agent or reasonably incurred by it in connection with its acceptance of this appointment or performance of its duties hereunder, except in the event such loss or claim arises out of an action or omission of the Escrow Agent which constitutes gross negligence or willful misconduct. The Escrow Agent may decline to act and shall not be liable for failure to act if in reasonable doubt as to its duties under this Escrow Agreement, but only for so long as reasonably necessary for the Escrow Agent to take reasonable measures (including the measures described under Section 9(c) hereof) to determine such duties. The Escrow Agent may act upon any instrument or signature (including wire transfer instructions) reasonably believed by it to be genuine and may assume that any person purporting to give any notice or instruction hereunder, reasonably believed by it to be authorized, has been duly authorized to do so. The Escrow Agent's duties shall be determined only with reference to this Escrow Agreement and applicable law and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement, including without limitation, the Merger Agreement (other than defined terms in the Merger Agreement that are not otherwise defined herein).

   (b) The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the parties hereto, at the addresses set forth herein or at such other address as the parties shall provide, at least thirty days prior to the date specified for such resignation to take effect. In such event the Buyer shall appoint a successor escrow agent acceptable to the Stockholder Representative (which acceptance may not be unreasonably withheld) by the date of the expiration of such thirty-day period. If no successor escrow agent is appointed as provided herein, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent. From and after the date of the appointment of a successor escrow agent in accordance with the terms hereof, such successor escrow agent shall be deemed the "Escrow Agent" for all purposes hereunder.

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   (c) In the event that the Escrow Agent should at any time be (i) confronted with inconsistent or conflicting claims or demands by the other parties hereto or (ii) unsure of its duties hereunder, the Escrow Agent shall have the right to inter plead the parties in any court of competent jurisdiction and request that such court determine the respective rights of the parties with respect to this Escrow Agreement.

   (d) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder, either directly or by or through its agents or attorneys. Nothing in this Escrow Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business in any jurisdiction other than The Commonwealth of Massachusetts or to act as fiduciary.

   (e) Notwithstanding anything to the contrary, the Escrow Agent is not required to release or distribute Escrow Materials sooner than two (2) business days after the Escrow Agent has received the requisite notices or paperwork in good form, or passage of the applicable claims period or release date, as the case may be.

   (f) Notwithstanding anything herein to the contrary, at any time that the Escrow Agent is authorized or directed or otherwise required to make a disbursement or distribution of the Escrow Materials, the Escrow Agent may refrain from making such disbursement or distribution, without liability, if and to the extent that there are any fees or expenses then due to the Escrow Agent by the party to which such disbursement or distribution is to be made pursuant hereto. Upon receipt of payment for such fees or expenses, the Escrow Agent shall promptly make such disbursement or distribution.

   10. Stockholder Representative.

   The Stockholder Representative represents and warrants to the Buyer and the Escrow Agent that he is authorized to execute this Escrow Agreement for and on behalf of the Company Stockholders and to take any action deemed by him appropriate or necessary to carry out the provisions of, and to determine the rights of the Company Stockholders under, the Merger Agreement and this Escrow Agreement. The Stockholder Representative shall serve as the agent of the Company Stockholders for all purposes related to this Escrow Agreement, including without limitation service of process upon the Company Stockholders until such time as the Stockholder Representative shall notify the parties hereto as to any successor Stockholder Representative. By execution of this Escrow Agreement, the Stockholder Representative accepts and agrees to use his commercially reasonable efforts to discharge the duties and responsibilities of the Stockholder Representative set forth in this Escrow Agreement without compensation for his services hereunder. The Buyer and the Escrow Agent shall be entitled to rely upon the authorization and designation of the Stockholder Representative under this Section 10 and shall be fully protected in dealing with the Stockholder Representative, and shall have no duty to inquire into the authority of any person reasonably believed by any of them to be the Stockholder Representative.

   11. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or five business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows, provided, however, that with respect to the Escrow Agent, notices or other communications shall be deemed given only when actually received by the Escrow Agent.

   (a) if to the Buyer, to:

              Sycamore Networks, Inc.
              10 Elizabeth Drive
              Chelmsford, Massachusetts 01824
              Attention: General Counsel
              Fax No.: (978) 256-3434

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      with a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              One Beacon Street, 31st Floor
              Boston, Massachusetts 02108-3194
              Attention: Margaret A. Brown
              Telephone: 617-573-4815
              Facsimile: 617-573-4822

   (b) if to the Stockholder Representative:

              G. Felda Hardymon
              [      ]
              [      ]
              [      ]

      with a copy to each of:

              Ropes & Gray
              One International Place
              Boston, MA 02110-2624
              Attention: Gregory E. Moore, Esq.
              Fax No.: (617) 951-7050

              Day, Berry & Howard LLP
              City Place I
              185 Asylum Street
              Hartford, Connecticut 06103
              Attention: Frank J. Marco, Esq.
              Fax No.: (860) 275-0343

   (c) if to the Escrow Agent:

              [      ]
              [      ]
              [      ]

Any party may by notice given in accordance with this section to the other parties designate another address or person for receipt of notices hereunder.

   12. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of The Commonwealth of Massachusetts, and shall inure to the benefit of and be binding upon the successors, assigns, heirs and personal stockholder representatives of the parties hereto.

   13. Counterparts. This Escrow Agreement may be executed in two or more counterparts, all of which documents shall be considered one and the same document.

   14. Additional Terms.

   (a) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by their own gross negligence, bad faith or wilful misconduct, and provided that any such book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent shall, as a condition to the Escrow Agent utilizing such person or entity, be similarly liable to the Escrow Agent for their own gross negligence, bad faith or wilful misconduct.

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   (b) The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

   (c) This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and permitted assigns.

   (d) This Escrow Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

   (e) The parties agree that this Escrow Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process and shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

   (f) It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Materials, or should any claim be made upon the Escrow Agent or the Escrow Materials by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Materials until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Materials.

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   IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.

                                          Sycamore Networks, Inc.

                                          By: _________________________________
                                             Name:
                                             Title:

                                          Stockholder Representative:

                                          -------------------------------------
                                          G. Felda Hardymon, solely in his
                                          capacity as Stockholder
                                          Representative

                                          The Escrow Agent:
                                          [         ]

                                          By: _________________________________
                                             Authorized Signatory
                                             Name:
                                             Title:

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